Exhibit 10.1

As of November [_], 2024

[First Name Last Name]
c/o Paramount Global
1515 Broadway
New York, NY 10036

Re: Transaction Award Program

Dear [First Name]:

As you know, Paramount Global (“Paramount,” and together with its subsidiaries and affiliates, the “Company”) announced its intent to merge with Skydance Media (“Skydance”) in 2025, following Skydance’s acquisition of National Amusements Inc. and the completion of all contemplated transactions described in the S-4 registration statement filed with the U.S. Securities and Exchange Commission on November 4, 2024 (collectively, the “Transaction”).

During this time, it is vital that we continue to deliver on our business priorities despite the inherent uncertainty and personal distractions we all experience, and we cannot do this without you. To acknowledge your significant role and level of involvement in the transaction process, which will undoubtedly require commitment and effort above and beyond that of your normal responsibilities, I am pleased to offer you a transaction award (your “Transaction Award”) on the terms and conditions outlined below:

1.    Transaction Award. If you remain continuously employed and in good standing with the Company through the closing date of the Transaction (the “Closing Date”), you will be entitled to a cash transaction award in an amount equal to [___.] This amount will be paid, less applicable withholdings, in a single lump sum on the Closing Date.

2.    Termination of Employment. If your employment with the Company ceases prior to the Closing Date, you will still be entitled to payment of your Transaction Award in the following instances (each, a “Qualifying Termination”):

a)If your employment is terminated by the Company without “Cause” (as defined in the Paramount Global Amended and Restated Long-Term Incentive Plan, as in effect on the date hereof) or, if applicable, you resign your employment from the Company with “Good Reason” (as may be defined in your employment agreement); or

b)If your employment ceases due to your permanent disability or death.

If your employment is terminated prior to the Closing Date for any reason other than a Qualifying Termination, then your Transaction Award will be forfeited.

3.     Confidentiality. This letter and the amount of your Transaction Award are confidential. While some employees may have been told that they are eligible for a Transaction Award, many others will not. Out of consideration for your colleagues and to ensure the integrity of this special transaction program, we ask you to please maintain the confidentiality of this program. We are relying on your sensitivity and professionalism in observing this request.

4.    Other Benefits. Transaction Awards are special incentive payments and will not be considered in computing the amount of salary or compensation for purposes of determining any pension, retirement (including 401(k) or deferred compensation deferrals), severance, death or other benefit. Your Transaction Award is in addition to (and is not intended to replace or offset in any way) any entitlement you have or may have under the Company’s short-term incentive program (“STIP”) or any of its severance plans or policies, and shall not in any way affect your eligibility, award levels or entitlement under the Company’s STIP or its severance programs.

5.    Expiration. Your entitlement to any Transaction Award is expressly contingent upon the closing of the Transaction. If either Skydance or the Company publicly announces that it is abandoning the Transaction, your right to a Transaction Award shall automatically be forfeited at that time without the requirement of any further action.

6.    Miscellaneous.

(a)    The program is unfunded and does not create a trust or other funded arrangement. Your rights to a Transaction Award will be those of a general unsecured creditor of the Company.

(b)    The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

(c)    Nothing in this letter confers upon you any right to continued employment with the Company or to interfere in any way with the right of the Company to terminate your employment at any time.

(d)    The Transaction Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this letter shall be interpreted in a manner consistent therewith.

(e)    This letter is personal to you and may not be transferred, assigned or pledged in any way. This letter will be binding on any successor to the Company.

(f)    This letter will be governed by, and construed under and in accordance with, the laws of the State of New York.

I thank you for your ongoing commitment to and efforts on behalf of Paramount Global.

/s/ Nancy Phillips

Nancy Phillips
Executive Vice President, Chief People Officer
Paramount Global

3